Exhibit 10.4

Utilisation Agreement

Entered into by and between

VIDATECH Technológiai Kutató, Fejlesztő és Szolgáltató Kft.
(1095 Budapest, Soroksári út 94-96., company registration number: 01-09-870107, represented by ROZSNYAY Viktor and KUN Dániel Jr, Managing Directors), as Patent Holder,

on the one hand, and

KLAUSZ Attila
(residing at 1025 Budapest, Nagybányai út 77., mother’s name: KOVÁCS Ágnes), as Utiliser,

on the other hand, at the date stated hereinbelow, under the following terms and conditions:

1./ The Contracting Parties lay down that on 5 November 2007 the Patent Holder submitted a patent application to the Hungarian Patent Office for the patenting of the invention entitled “Fire-resistant liquid and process” (hereinafter: Invention), which was filed under No. 0726068 and its case number is P-07-00710. The Patent Holder declares that it has paid in due time the fees and costs having become mature, required for the conduction of the patent proceeding.

Furthermore, the Patent Holder undertakes the obligation to pay in due time also the fees and costs becoming mature in the future, whose amount, however, shall be transferred against invoice by the Utiliser to the Patent Holder’s bank account within 15 days.

The Contracting Parties lay down furthermore that the patent protection has not yet been registered.

2./ The Patent Holder relinquishes the utilisation of the Invention to the Utiliser without any restriction in time or territory, for all claims, and the Utiliser will be entitled to exploit the Invention in any possible ways and to any possible extent.

3./ For the right of exploitation of the Invention the Utiliser shall pay HUF 20,000,000, say Twenty million Forints for the Patent Holder in such a manner that simultaneously with the signature of the Agreement he will transfer HUF 10,000,000 to the Patent Holder’s bank account No. 10104167-57302700-01000003 kept with Budapest Bank, then, after performance of the contents of Clause 4, but no later than by 30 September 2008 he will transfer the further HUF 10,000,000.

4./ After payment of the first instalment of the fee the Patent Holder will allow for the Utiliser full and unrestricted inspection of all documents made so far in connection with the Invention, and it will inform the Utiliser on the rights relating to the Invention and on all important circumstances which may influence the exploitation thereof. Furthermore, the Patent Holder shall also transfer its economic, technological and organisational knowledge related to the implementation of the Invention.

5./ The Patent Holder undertakes warranty for that during the term of the Utilisation Agreement no third party will or may have any right or rightful interest, which would hinder or restrict the utilisation.

6./ The Patent Holder undertakes warranty for that the Invention is technologically feasible.

7./ The Utiliser will have the right to termination by notice with immediate effect in the event of the violation of the warranty rights described in Clauses 5 and 6.

8./ The Utiliser shall acquire exclusive right for the exploitation of the Invention and the Contracting Parties expressly exclude that in line with the exclusivity also the Patent Holder itself exploits the Invention. The Patent Holder will become entitled to the own exploitation of the Invention, if the Company will not be profit-making or will not pay dividend even in the third year following the commencement of operations.

9./ The Patent Holder expressly agrees to that the Utiliser assigns its rights to third parties without any restriction and grants for them a licence for the utilisation of the Invention.

10./ It shall be the obligation of the Patent Holder to take care for the maintenance of the patent during the full term of the Utilisation Agreement.

11./ The Contracting Parties agree that by 30 September 2008 they will jointly found a business association (hereinafter: Company), in which the Patent Holder shall participate with an ownership portion of 30% and the Utiliser will participate with an ownership portion of 70%. The Utiliser will be entitled to involve also a third party in the Company to the debit of his own ownership portion, under the condition that the third party will acknowledge the obligations undertaken in this Agreement as compulsory for himself and agree to perform them in full within the deadline.

12./ The Patent Holder undertakes the obligation to conclude a utilisation agreement with the Company, after the foundation thereof, which will in each respect correspond to the provisions of this Agreement, to which the Utiliser consents unconditionally by signing the agreement. The Contracting Parties declare that as of the date of the utilisation agreement entered into by and between the Patent Holder and the Company with contents corresponding to the provisions of this Agreement the Company will be exclusively entitled to the utilisation. The Company’s right of utilisation will be entered in the patent register.

13./ The costs of the foundation of the Company, including the amount of the registered capital, shall charge the Utiliser. Furthermore, the Utiliser undertakes the obligation to contribute, after signature of the utilisation agreement entered into between the Company and the Patent Holder, the capital required for the utilisation, but no more than HUF 60,000,000 to the Company in such a manner that thereby the ownership portions should not be varied. If an amount exceeding HUF 60,000,000 will be required for the utilisation of the Invention, then this will be made available for the Company jointly by the Contracting Parties. If anyone of the Parties does not undertake the top-up of the capital beyond HUF 60,000,000, the other Party will be entitled to enter into his or its place, but the ownership portions will be modified pro rata the capital top-up contributed.

14./ The Contracting Parties agree that the management of the Company shall be provided by KLAUSZ Attila, who shall, however, inform the owners previously on any undertaking of obligation in excess of HUF 2 million, furthermore, the owners will be entitled to get informed on the financial processes of the Company on a regular basis. The rights described in this Clause will be laid down in the articles of association.

15./ The Contracting Parties undertake the obligation to accept, upon the foundation of the Company, articles of association with contents excluding the acquisition of ownership by any third party without the consent of the members’ meeting of the Company, given with two-third majority of votes, furthermore, they subject the removal of the managing director to the three-quarter majority of all votes.

16./ The Patent Holder undertakes the obligation that if an unavoidable hindrance to the feasibility of the Invention or to the relinquishment of the utilisation occurs or if the relinquishment is frustrated due to a cause imputable to the Patent Holder, then it will relinquish to the Utiliser or to the Company, against the fee paid by the Utiliser, the utilisation of the invention under case number P0800115, entitled “Cleaning from the PVC cover of metals provided with PVC covering, primarily of electric cables”. If there were no possibility even for that or if the registration of the patent protection is frustrated, then it will pay the Utiliser the fee paid so far and the costs covered by the Utiliser together with default interest within 45 days reckoned from the occurrence of impossibility. The Utiliser will be entitled to claim also his damage in excess thereof.

In the issues not regulated in the Agreement the provisions of Act XXXIII of 1995 and of the Civil Code shall be governing.

After having read and interpreted it the Contracting Parties execute the Agreement, consisting of three numbered pages, as a legal declaration in full conformity with their will, in possession of due authorisation.

Budapest, on 5 August 2008

Patent Holder	Utiliser

Countersigned by:

Dr RÁBOCZKI András
Attorney-at-Law